EXHIBIT 99.3

OFFER TO EXCHANGE
9 3/8% DEBENTURES DUE 2021 (CUSIP NO. 149123 AZ4) AND
8% DEBENTURES DUE 2023 (CUSIP NO. 149123 BD2)
FOR UP TO $500,000,000 DEBENTURES DUE 2035 (CUSIP NO.      )

  THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY    , 2005, UNLESS EXTENDED BY CATERPILLAR (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE"). IN ORDER TO BE ELIGIBLE TO RECEIVE THE EARLY PARTICIPATION PAYMENT, HOLDERS OF OLD DEBENTURES MUST TENDER THEIR OLD DEBENTURES ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER     , 2004, UNLESS EXTENDED BY CATERPILLAR (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EARLY PARTICIPATION DATE").

        , 2004

To Our Clients:

        Enclosed for your consideration is a prospectus, dated            , 2004 (the "Prospectus"), and the related letter of transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of Caterpillar Inc. (the "Company") to exchange its outstanding 9 3/8% Debentures due March 15, 2021 (the "9 3/8% Debentures") and its outstanding 8% Debentures due February 15, 2023 (the "8% Debentures", and together, the "old debentures"), for Debentures due January    , 2035 (the "new debentures"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal.

        The Company wants to encourage holders to tender early. Accordingly, the total exchange price, for each $1,000 principal amount of old debentures tendered and accepted, includes an early participation payment of $                  in the case of 9 3/8% Debentures, or $                  in the case of 8% Debentures, which payment shall be in cash (the "early participation payment"). Holders who validly tender old debentures of a series on or prior to 5:00 p.m., New York City time, on the early participation date and do not validly withdraw their tenders will receive the early participation payment for that series. Holders who validly tender old debentures of a series after the early participation date and do not validly withdraw their tenders will not receive the portion of the total exchange price attributable to the early participation payment for that series.

        New debentures will be issued in minimum denominations of $1,000 and integral multiples of $1,000. If, under the terms of the Exchange Offer, any tendering holder is entitled to receive new debentures in a principal amount that is not an integral multiple of $1,000, the Company will round downward the amount of new debentures to the nearest integral multiple of $1,000 and pay the difference in cash.

        Assuming the Company has not previously elected to terminate the Exchange Offer, in its sole and absolute discretion and subject to the conditions in the section of the prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer," the Company will exchange the outstanding old debentures validly tendered and not validly withdrawn for new debentures, up to an aggregate principal amount of $500,000,000. The Exchange Offer is subject to the requirement that the Company receives valid tenders, not validly withdrawn prior to the expiration date, of at least $150,000,000 aggregate principal amount of old debentures.

        This material is being forwarded to you as the beneficial owner of the old debentures held by us for your account but not registered in your name. A tender of such old debentures may only be made by us as the holder of record pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the old debentures held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

        Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the old debentures on your behalf in accordance with the provisions of the Exchange Offer.

        Old debentures tendered before the early participation date may be withdrawn at any time prior to the early participation date. Old debentures tendered after the early participation date may be withdrawn at any time prior to the expiration date.

        The Company may, in its sole and absolute discretion, extend the expiration date and the early participation date.

        Your attention is directed to the following:

1.
Under the Exchange Offer, old debentures will be exchange for new debentures, in an aggregate principal amount of up to $500,000,000 of new debentures. The Exchange Offer is subject to the requirement that the Company receives valid tenders, not validly withdrawn prior to the expiration date, of at least $150,000,000 aggregate principal amount of old debentures.

2.
The Exchange Offer is subject to certain conditions set forth in the section of the Prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer."

3.
Any transfer taxes incident to the transfer of old debentures from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

4.
The deadline to receive the early participation payment is 5:00 p.m., New York City time, on December    , 2004, unless extended by the Company.

5.
The Exchange Offer expires at 5:00 p.m., New York City time, on January    , 2005, unless extended by the Company.

        If you wish to have us tender your old debentures, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender old debentures.

2

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Caterpillar Inc. with respect to its old debentures.

        This will instruct you to tender the old debentures held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

    /
    /      Please tender the old debentures held by you for my account as indicated below:

Aggregate Principal Amount of
9 3/8% Debentures due March 15, 2021: $
8% Debentures due February 15, 2023: $

    /
    /      Please do not tender any old debentures held by you for my account.

    Dated:                        , 2004

SIGN HERE

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

None of the old debentures held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all old debentures held by us for your account.

3